Item 77D - DWS Dreman Value Income Edge Fund, Inc.

Investments in Credit Default Swaps and Structured Notes

The fund may invest in credit default swaps and structured notes to the extent consistent with its investment objective of seeking a high level of total return. The fund's portfolio management team does not currently anticipate investing more than 30% of the fund's assets in credit default swaps (measured by the notional amount of the credit default swap) and structured notes.

A credit default swap is a contract between a buyer and a seller of protection against a pre-defined credit event. The buyer of protection pays the seller a fixed regular fee provided that no event of default on an underlying reference obligation has occurred. If an event of default occurs, the seller must pay the buyer the full notional value, or "par value," of the reference obligation in exchange for the reference obligation. Credit default swaps are used as a means of "buying" credit protection, i.e., attempting to mitigate the risk of default or credit quality deterioration in some portion of the fund's holdings, or "selling" credit protection, i.e., attempting to gain exposure to an underlying issuer's credit quality characteristics without directly investing in that issuer. Where the fund is a seller of credit protection, it effectively adds leverage to its portfolio because, in addition to its total net assets, the fund would be subject to investment exposure on the notional amount of the swap. The fund will only sell credit protection with respect to securities in which it would be authorized to invest directly.

If the fund is a buyer of a credit default swap and no event of default occurs, the fund will lose its investment and recover nothing. However, if the fund is a buyer and an event of default occurs, the fund will receive the full notional value of the reference obligation that may have little or no value. As a seller, the fund receives a fixed rate of income through the term of the contract (typically between six months and three years), provided that there is no default event.
If an event of default occurs, the seller must pay the buyer the full notional value of the reference obligation. Credit default swaps involve greater risks than if the fund had invested in the reference obligation directly.

The fund may use credit default swaps to gain exposure to particular issuers or particular markets through investments in portfolios of credit default swaps, such as Dow Jones CDX.NA.HY certificates. By investing in certificates representing interests in a basket of credit default swaps, the fund is taking credit risk with respect to an entity or group of entities and providing credit protection to the swap counterparties.


The fund may invest in structured notes, including equity-linked structured notes. Structured notes are derivative securities that are specially designed to combine the characteristics of one or more underlying securities and a derivative instrument in a single note form. The return and/or yield or income component may be based on the performance of the underlying securities or reference asset, an index, and/or option positions or other derivatives. Structured notes are typically offered in limited transactions by financial institutions in either registered or non-registered form. An investment in structured notes creates exposure to the credit risk of the issuing financial institution, as well as to the market risk of the underlying securities and derivative feature. There is no guaranteed return of principal with these securities and the appreciation potential of these securities may be limited by a maximum payment or call right. In certain cases, structured notes may be more volatile and less liquid than less complex securities or other types of fixed-income securities. Such securities may exhibit price behavior that does not correlate with other fixed-income securities.

  .



Securities Lending

Subject to the satisfactory resolution of certain legal, compliance, and operational considerations, the fund's Board of Directors has authorized the fund to engage in securities lending. The fund may lend its portfolio securities to securities broker-dealers or financial institutions if (i) the loan is collateralized in accordance with applicable regulatory requirements, and (ii) no loan will cause the value of all loaned securities to exceed 33 1/3% of the value of the fund's total assets.

Securities lending involves certain risks, including the risk that any loss in the market price of securities loaned by the fund that occurs during the term of the loan would be borne by the fund and would adversely affect the fund's performance. Also, there may be delays in recovery of securities loaned and, in some cases, even loss of rights in the collateral should the borrower of the securities fail financially.

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